As filed with the Securities and Exchange Commission on April 29, 2016

Registration No. 333-161784

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PULASKI FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Missouri	43-1816913
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

12300 Olive Boulevard

St. Louis, Missouri 63141

(314) 878-2210

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PULASKI FINANCIAL CORP. STOCK-BASED DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

Copies to:

Gary W. Douglass	Aaron M. Kaslow, Esq.
President and Chief Executive Officer	Suzanne A. Walker, Esq.
Pulaski Financial Corp.	Kilpatrick Townsend & Stockton LLP
12300 Olive Boulevard	607 14th Street, N.W.
St. Louis, Missouri 63141	Washington, DC 20005
(314) 878-2210	(202) 508-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission on September 9, 2009 by Pulaski Financial Corp., a Missouri corporation (the “Registrant”):

Registration Statement on Form S-8, File No. 333-161784, registering 750,000 shares of common stock, par value $0.01 per share, for issuance under the Pulaski Financial Corp. Stock-Based Deferred Compensation Plan.

The Registrant intends to terminate and suspend all reporting obligations with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Louis, State of Missouri, on this 29th day of April, 2016.

PULASKI FINANCIAL CORP.

By:	/s/ Gary W. Douglass
Gary W. Douglass
President and Chief Executive Officer